Exhibit 10.22


                              Patent License

THIS AGREEMENT, effective April 5, 2002 ("EFFECTIVE DATE"), is entered into by Biophan Technologies, Inc., a Nevada corporation, having its principal place of business at 150 Lucius Gordon Drive -Suite 215, West Henrietta, New York 14586, its successors, assigns and designees, and any of its present or future subsidiaries, or organizations controlled by, controlling, or under common control with it ("LICENSEE"), and Deborah D. L. Chung of 108 Rolling Meadow, East Amherst, New York and Xiaoping Shui of 8 Partridge Run, Amherst, New York ("LICENSOR").

I. Background of Agreement

1.00 LICENSOR represents that it has certain patents and know-how pertaining to metal filaments for electromagnetic interference shielding in respect to which it is prepared to grant an exclusive license to LICENSEE.

1.01 LICENSOR also wishes to consult and otherwise share know-how and other information relating to metal filaments for electromagnetic interference shielding ("KNOW-HOW"), and is prepared to do so in accordance with the terms set forth herein.

1.02 LICENSEE wishes to acquire a limited exclusive license under selected patents and KNOW-HOW of LICENSOR, for purposes of investigating and applying the technology to medical, medicinal and biomedical devices and products, particularly for medical treatment and/or medical diagnoses or treatments of medical conditions in animals (including humans), and the research, development, repair and maintenance of such devices, products, apparatus or treatments.

II. Definitions

As used herein, the following terms shall have the meanings set forth below:

2.00 PATENT(S) means the following listed patents and/or patent applications, patents to be issued pursuant thereto, and all divisions, continuations, reissues, substitutes, and extensions thereof:

U.S. Patent No. 5,827,997        Issued: Oct. 27, 1998

Title: METAL FILAMENTS FOR ELECTROMAGNETIC INTERFERENCE SHIELDING

2.01 LICENSED TERRITORY means worldwide relative to the know-how and the United States of America, its territories, and its possessions with respect to the PATENT(S).

2.02 IMPROVEMENT(S) means any modification of a device, method, or product described in a PATENT, provided such a modification, if unlicensed, would infringe one or more claims of issued PATENT(S).

2.03 LICENSED FIELD means, and is limited to, the practice of PATENTS, IMPROVEMENTS and KNOW-HOW in relation to medical, medicinal and biomedical devices, products, apparatus (for medical treatment and/or medical diagnoses) or treatments of medical conditions in animals (including humans), as well as the research, development, repair and maintenance of such devices, products, apparatus or treatments.

2.04 LICENSED PRODUCTS means any and all materials and products that fall within the LICENSED FIELD and that are covered by or are produced using a process or method covered by a claim of a PATENT or an IMPROVEMENT.

2.06 NET SALES REVENUE, for the purpose of computing royalties, means LICENSEE's accrued revenue for invoiced price, f.o.b. factory, after deduction of regular trade and quantity discounts, but before deduction of any other items, including but not limited to freight allowances, cash discounts, and agents' commissions. .

     In order to assure to LICENSOR the full royalty payments contemplated in this Agreement, LICENSEE agrees that in the event any LICENSED PRODUCTS shall be sold for purposes of resale either (1) to a corporation, firm, or association that, or individual who, owns a controlling interest in LICENSEE by stock ownership or otherwise, or (2) to a corporation, firm, or association in which LICENSEE or its stockholders own a controlling interest by stock ownership or otherwise, the royalties to be paid in respect to such LICENSED PRODUCTS shall be computed on the net selling price at which the purchaser for resale sells such PRODUCTS rather than upon the net selling price of the LICENSEE.

2.07 NET SUBLICENSE REVENUE, for the purpose of computing royalties in the event of a sublicense by LICENSEE, means gross sublicense revenue received by LICENSEE less adjustments for LICENSEE's costs and reasonable expenses of completing and administering such a sublicense.

2.08 KNOW-HOW is the information, notes, experimental results and other experience, including information remaining in the minds of the inventors, Deborah D. L. Chung and Xiaoping Shui, and pertaining to the PATENT and IMPROVEMENT(S).

III. License Grant

3.00 LICENSOR hereby grants to LICENSEE, to the extent of the LICENSED FIELD and LICENSED TERRITORY, an exclusive license under PATENTS, IMPROVEMENTS and KNOW-HOW, to make, have-made, use, offer to sell, sell, lease and import LICENSED PRODUCTS. LICENSEE acknowledges and agrees that no license is granted or implied under, and agrees not to practice under, PATENTS and IMPROVEMENTS outside the LICENSED FIELD and LICENSED TERRITORY.

3.01 The license granted pursuant to Section 3.00 hereof shall be exclusive, with the right to grant sublicenses.

IV. License Fee, Royalty & Know-How Transfer

4.00 LICENSEE shall, as reimbursement for expenses paid in acquisition of the PATENT(S), pay to Dr. Deborah D.L. Chung, within ten (10) days after the EFFECTIVE DATE ten-thousand dollars ($10,000), which shall be nonrefundable and not creditable against the royalty called for under
     Section 4.01. Dr. Deborah D.L. Chung is not obligated to provide any proof of expenses reimbursed under this Section 4.00, and further agrees that the amount set forth herein shall be reimbursement for all of her expenses through the EFFECTIVE DATE and that she shall not seek contribution or reimbursement from other parties to this agreement.

4.01 LICENSEE shall pay to LICENSOR a royalty of five percent (5%) of the NET SALES REVENUE of all LICENSED PRODUCTS sold or otherwise disposed of under the license granted under Section 3.00 of this Agreement. Furthermore, LICENSOR agrees to negotiate a reduced royalty rate in the event other patents licensed by LICENSEE cover the same materials or products.

4.02 As compensation for services rendered during the transfer of KNOW-HOW, Deborah D. L. Chung and Xiaoping Shui shall receive two-hundred and fifty dollars $250 per hour for pre-approved consultation with LICENSEE on such matters. Such sums shall be payable by LICENSEE in care of Deborah D. L. Chung, within thirty (30) days of the receipt of an invoice for such work. The initial term of this obligation shall be one year from the EFFECTIVE DATE and shall be automatically renewed for one-year periods thereafter with an annual increase in the compensation rate of five percent (5%). At all times subject to the right of either Deborah D. L. Chung and Xiaoping Shui or the LICENSEE to terminate the consultation for any reason on thirty (30) days, notice thereafter. The LICENSEE shall have the right to terminate such transfer of KNOW-HOW at any time, and without prior notice if the either Deborah D. L. Chung or Xiaoping Shui:
     (1) default in or fail to perform any of the provisions of this Section
     4.02 for whatever reason, including death, disability, or incapacity; or
     (2) engage in conduct materially injurious to the LICENSEE.

V. Minimum Royalties

5.00 LICENSEE shall pay to LICENSOR royalties as stated in Sections 4.01 and 6.01, but in no event shall royalties for a license year for practice or sublicense of the PATENTS and IMPROVEMENTS in the LICENSED FIELD and LICENSED TERRITORY be less than ten-thousand dollars ($10,000) per year, paid in equal quarterly installments as provided in Section 7.00, with the initial installment for the second quarter of 2002 being due upon the EFFECTIVE DATE of this agreement.

5.01 LICENSOR acknowledges that the minimum royalty specified herein is in lieu of any obligation by LICENSEE to promote or guarantee performance under this agreement.

VI. Sublicensing

6.00 Sublicensing in the LICENSED FIELD and LICENSED TERRITORY shall be the sole responsibility of LICENSEE so long as this license remains exclusive. Sublicenses shall be transferable only from LICENSEE to LICENSOR. LICENSEE shall supply LICENSOR with a copy of each such sublicense agreement within thirty (30) days after the execution of the sublicense agreement.

6.01 LICENSEE shall pay to LICENSOR a sublicense royalty of fifty percent (50%) of any and all NET SUBLICENSE REVENUE received by LICENSEE from sublicensing. Payment of LICENSOR's share of sublicensing income shall also be reported and made quarterly as provided in Section 7.00.

6.02 If this Agreement is terminated for any reason, LICENSEE shall immediately assign all of its right, title, and interest to all sublicenses to LICENSOR, including the right to receive all income from sublicensees. LICENSEE shall, prior to execution of each sublicense, make the sublicensee aware of this contingency.

VII Payments

7.00 Not later than the last day of each January, April, July and October, LICENSEE shall furnish to LICENSOR (collectively) a written statement in such detail as LICENSOR may reasonably require of all amounts due pursuant to Sections 4.01 and 6.01, for the preceding quarterly calendar periods ending the last days of the December, March, June and September, respectively, and shall pay to LICENSOR, all amounts due to LICENSOR in U.S. Dollars. In the event that the amounts due at the end of any license year do not equal the minimum royalties specified in Section 5.00 for said license year, LICENSEE shall pay to LICENSOR, on the last day of the following April, the amount required to satisfy the minimum royalty obligation for the preceding license year. Such amounts are due at the dates the statements are due. If no amount is accrued during any quarterly period, a written statement to that effect shall be furnished along with the quarterly installment of the minimum royalty as set forth in Section 5.00, such sums being credited against any subsequent royalty accruing during the license year.

7.01 All payments set forth herein, including license fees and royalties but expressly excluding the reimbursement to Dr. Deborah D.L. Chung as set forth in Section 4.00, shall be paid to LICENSOR in the following proportions:

          (i) fifty percent (50%) to Deborah D. L. Chung; and the remaining

          (ii) fifty percent (50%) to Xiaoping Shui; .

7.02 If this Agreement is for any reason terminated before all of the payments herein provided for have been made (including minimum royalties for the year in which the Agreement is terminated), LICENSEE shall immediately submit a terminal report and pay to LICENSOR any remaining unpaid balance even though the due date as above provided has not been reached.

7.03 LICENSEE shall, during the term of this agreement and at its sole cost, maintain all of the PATENTS that are licensed hereunder.

VIII. Representations and Disclaimer of Warranties

8.00 NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY LICENSOR OF THE VALIDITY OF ANY OF THE PATENTS OR IMPROVEMENTS, LICENSOR SHALL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR .- ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM
     (A) THE PRODUCTION, USE, OR SALE OF ANY APPARATUS OR PRODUCT, OR THE PRACTICE OF THE PATENTS OR IMPROVEMENTS; OR (B) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING, AND LICENSEE SHALL HOLD LICENSOR, AND ITS OFFICERS, AGENTS, OR EMPLOYEES, HARMLESS IN THE EVENT LICENSOR, OR ITS OFFICERS, AGENTS, OR EMPLOYEES, IS HELD LIABLE.

8.01 LICENSOR represents and warrants that: (i) the PATENT is owned and controlled by LICENSOR; (ii) LICENSOR has the right to grant the license set forth herein and shall be solely responsible for the further distribution of revenues pursuant to any prior agreement(s) (including the Letter Agreement referenced in Section 8.03 below); (iii) there are no prior assignees or other interests in the PATENT, with the exception of the rights retained by DARPA; and (iv) any government institutions for which funding was received in the development of the PATENT technology (including the DARPA and NY State) have waived their respective rights to the patent. Furthermore, in the event of a breach of the latter warranty, LICENSOR agrees to undertake at LICENSEE's expense, any actions necessary to establish clear title in the PATENT, and to defend challenges to such title.

8.02 Notwithstanding the limitations of Section 8.00, LIENSOR further agrees that in the event one or more LICENSED PRODUCTS are found to infringe another valid patent, either by a court of competent jurisdiction or an opinion rendered by independent patent counsel selected by the parties, LICENSEE shall have no further obligation to pay the minimum royalty set forth in Section 5.00.

8.03 LICENSOR further agrees to indemnify and defend LICENSEE, and any sublicensees, against any and all claims by The Research Foundation of the State of New York for proceeds due it under the terms of the Formal Waiver of Patent Rights Concerning Invention Number R-5229, Submicron Diameter Nickel Filaments, a Letter Agreement dated October 6, 1994.

IX. Termination

9.00 This Agreement shall terminate upon the expiration of the last to expire of the PATENTS included herein unless the Agreement is sooner terminated by LICENSEE.

9.01 LICENSEE may terminate this Agreement at any time upon sixty (60) days written notice in advance to LICENSOR.

9.02 If either party shall be in default of any obligation hereunder, or shall be adjudged bankrupt, or become insolvent, or make an assignment for the benefit of creditors, or be placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this Agreement by giving sixty (60) days notice by Registered Mail to the other party, specifying the basis for termination. If within sixty (60) days after the receipt of such notice, the party receiving notice shall remedy the condition forming the basis for termination, such notice shall cease to be operative, and this Agreement shall continue in full force.

9.03 The word "termination" and cognate words, such as "term" and "terminate," used in this Article IX and elsewhere in this Agreement are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations, all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge:

     i.   LICENSEE's obligation to supply a terminal report as specified in
          Section 7.02 of this Agreement

     ii. LICENSOR's right to receive or recover and LICENSEE's obligation to pay royalties (including minimum royalties) accrued or accruable for payment at the time of any termination

     iii. LICENSEE's obligation to maintain records under Section 11.00 of this Agreement

     iv. Licenses, releases, and agreements of nonassertion running in favor of customers or transferees of LICENSEE in respect to products sold or transferred by LICENSEE prior to any termination and on which royalties shall have been paid as provided in Section 4.01 of this Agreement

     v. Any cause of action or claim of LICENSOR accrued, or to accrue, because of any breach or default by LICENSEE

     vi. The representation and disclaimer of warranties of Sections 8.00 and 8.01.

X. Litigation

10.00 Each party shall notify the other party in writing of any suspected infringement(s) of the PATENTS and IMPROVEMENTS in the LICENSED TERRITORY and shall inform the other party of any evidence of such infringement(s).

10.01 LICENSEE shall have the first right to institute suit for infringement(s) in the LICENSED FIELD and the LICENSED TERRITORY. LICENSOR agrees to join as a party plaintiff in any such lawsuit initiated by LICENSEE, if requested by LICENSEE, with all costs, attorneys' fees, and expenses to be paid by LICENSEE. However, if LICENSEE does not institute suit for infringement(s) within a reasonable period after receipt of written notice from LICENSOR of LICENSOR's desire to bring suit for infringement in its own name and on its own behalf, then LICENSOR may, at its own expense, bring suit or take any other appropriate action.

10.02 In the event LICENSEE initiates legal action for enforcement of the PATENT, LICENSEE shall be entitled to any recovery of damages resulting from a lawsuit brought by it pursuant to Section 10.01. LICENSOR shall be entitled to recovery of damages resulting from any lawsuit brought by LICENSOR to enforce any PATENT or IMPROVEMENT, pursuant to Section
      10.01. Unless otherwise agreed, in the event either party collects damages resulting from a lawsuit pursuant to Section 10.01, such party shall pay twenty-five percent (25%) of the collected funds, after deducting reasonable costs and attorneys fees, to the other party.

10.04 Neither party may settle with an infringer without the prior approval of the other party if such settlement would affect the rights of the other party under the PATENTS and IMPROVEMENTS.

XI, Records

11.00 LICENSEE shall keep accurate records of all operations affecting payments hereunder, and shall permit LICENSOR or its duly authorized agent to annually inspect all such records, upon ten (10) days written notice, and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter.

XII. Assignability

12.00 The parties agree this Agreement may be assigned by LICENSEE to its successors, assigns and designees, and any of its present or future subsidiaries, or organizations controlled by, controlling, or under common control with LICENSEE.

XIII. Severability

13.00 The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

13.01 In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction, LICENSOR, by written notice to LICENSEE, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

XIV. Waiver, Integration, Alteration

14.00 The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

14.01 This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning PATENTS and IMPROVEMENTS.

14.02 A provision of this Agreement may be altered only by a writing signed by both parties, except as provided in Sections 13.00 and 13.01, above.

XV. Applicable Law

15.00 This Agreement shall be construed in accordance with the substantive laws of the State of New York of the United States of America.

XVI. Notice, Merger and Arbitration

16.00 For the purpose of all written communications and notices between the parties, their addresses shall be:

      LICENSOR: Dr. Deborah D.L. Chung
      108 Rolling Meadow Lane, East Amherst, New York 14051

and

      LICENSEE: Attn: Michael Weiner, CEO, Biophan Technologies, Inc.
      150 Lucius Gordon Drive -Suite 215, West Henrietta, New York 14586.

      or any other addresses of which either party shall notify the other party in writing.

16.01 This instrument contains the entire and only agreement between the parties and supersedes all preexisting agreements between them respecting its subject matter. Any representation, promise, or condition in connection with such subject matter that is not incorporated in this Agreement shall not be binding on either party.

16.02 Any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance, or termination, and validity or infringement of PATENTS, that the parties are unable to resolve within ninety (90) days after written notice by one party to the other of the existence of such controversy or dispute, shall be submitted to arbitration. The dispute or controversy shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association, as modified in this Article. Such arbitration shall take place in a venue in western New York, before a single arbitrator appointed by the American Arbitration Association. The arbitrator shall apply the laws as set forth in Section 15.00 and shall render a written decision with the reasons therefor within six (6) months from the date the matter is submitted to arbitration.

      The institution of any arbitration hereunder shall not relieve LICENSEE of its obligations to make payments to LICENSOR required by the terms of this Agreement during the continuance of the arbitration proceeding.

      The decision of the arbitrator shall be binding and conclusive on the parties, and they shall comply with such decision in good faith. Each party hereby submits itself to the jurisdiction of the courts of the State of New York, but only for the entry or enforcement of judgment with respect to the decision of the arbitrator hereunder, including injunctive relief if appropriate to render effective the arbitrator's decision. Notwithstanding the foregoing, judgment on the award by the arbitrator may be entered in any court of the State of New York or any court having jurisdiction. If judicial enforcement or review of the arbitrator's decision is sought, the prevailing party shall be entitled to its costs and reasonable attorneys' fees in addition to any amount of recovery ordered by the court.


IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.


LICENSEE -Biophan Technologies, Inc.

ATTEST: Laura Nelson

By: Laura Nelson                           By: Michael Weiner

                                           Title: CEO

Signed at: Biophan Technologies, Inc.      Date: May 13, 2002


LICENSOR

Deborah D. L. Chung

ATTEST: Renee M. Bagwell

By: Renee M. Bagwell                       By: Deborah D.L. Chung

                                           Title: Inventor/Owner

Signed at: University of Buffalo           Date: April 10, 2002


Xiaoping Shui

ATTEST: Renee M. Bagwell

By: Renee M. Bagwell                       By: Xiaoping Shui

                                           Title: Inventor/Owner

Signed at: University of Buffalo           Date: April 10, 2002